SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary proxy statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

MECHANICAL TECHNOLOGY, INCORPORATED
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of filing fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.

(1)     Title of each class of securities to which transaction applies:

____________________________________________________________________

(2)     Aggregate number of securities to which transaction applies:

____________________________________________________________________

(3)     Per unit price or other underlying value of transaction computed pursuant to

Exchange Act Rule 0-11:

____________________________________________________________________

(4)     Proposed maximum aggregate value of transaction:

____________________________________________________________________

(5)     Total fee paid:

____________________________________________________________________

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount Previously Paid:

___________________________________________________________

(2)     Form, Schedule or Registration Statement No.:

___________________________________________________________

(3)     Filing Party:

___________________________________________________________

(4)     Date Filed:

___________________________________________________________

MECHANICAL TECHNOLOGY, INCORPORATED

431 NEW KARNER ROAD

ALBANY, NEW YORK 12205

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Mechanical Technology, Incorporated:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Mechanical Technology, Incorporated, a New York corporation (the “Company”), will be held on Thursday, May 15, 2008, at 10:00 a.m., local time, at the Company’s corporate headquarters located at 431 New Karner Road, Albany, New York 12205, for the purpose of considering and voting upon:

1.	the election of two Directors to hold office until the Company’s 2011 Annual Meeting of Stockholders and until each such Director’s successor is duly elected and qualified;
2.

the approval of an amendment to the Company’s restated certificate of incorporation to effect a reverse split of the Company’s issued common stock in the ratio of one share of new common stock for eight old shares of common stock; and

3.	such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 8, 2008 as the record date for determining stockholders entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of the Company’s common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has approved these proposals and recommends that you vote in favor of the proposals for the election of the two nominees as Directors of the Company and for the reverse split – each as described in the accompanying proxy statement, and for any such other matters as may be submitted to you for a vote at the meeting.

Your participation in the Company’s affairs is important regardless of the number of shares you hold. To ensure your representation at the Annual Meeting, the Company urges you to mark, sign, date and return the enclosed proxy card promptly, even if you anticipate attending in person. If you attend the Annual Meeting, you will, of course, be entitled to vote in person.

In the event that there are insufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

By Order of the Board of Directors,

Peng K. Lim	Cynthia A. Scheuer
Chief Executive Officer	Vice President, Chief Financial Officer and Secretary

Albany, New York
March 27, 2008

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

MECHANICAL TECHNOLOGY INCORPORATED

431 NEW KARNER ROAD

ALBANY, NEW YORK 12205

PROXY STATEMENT

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies, by the Board of Directors (the “Board”) of Mechanical Technology, Incorporated, a New York corporation (referred to in this proxy as the “Company”, “we”, “us” or “MTI”), to be voted at the 2008 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Wednesday, May 15, 2008 at 10:00 a.m. EST at the Company’s corporate headquarters located at 431 New Karner Road, Albany, New York 12205.

Record Date and Voting Securities

The Notice of Annual Meeting, Proxy Statement and proxy card (the “Proxy Card”) are first being mailed to stockholders of the Company on or about April 23, 2008 in connection with the solicitation of proxies for the Annual Meeting. The Board has fixed the close of business on April 8, 2008 as the date of record (the “Record Date”) for the determination of stockholders entitled to notice of, and entitled to vote at, the Annual Meeting. Only holders of record of our common stock, par value $0.01 per share (“Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 38,179,888 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 530 stockholders of record. However, we believe that a significant number of shares are held by brokers under a “nominee name” and that the number of beneficial stockholders of our Common Stock exceeds 13,000. Each holder of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held as of the Record Date with respect to each matter submitted at the Annual Meeting.

Proxies

The Board is soliciting a proxy in the form accompanying this Proxy Statement for use at the Annual Meeting, and will not vote such proxy at any other meeting. Mr. Peng K. Lim and Ms. Cynthia A. Scheuer, or each acting individually, are the persons named as proxies on the Proxy Card accompanying this Proxy Statement, who have been selected by the Board to serve in such capacity. Mr. Lim is a member of the Board and Chief Executive Officer of the Company and Ms. Scheuer is Vice President, Chief Financial Officer and Secretary of the Company.

Voting of Proxies

Because many of our stockholders are unable to attend the Annual Meeting, the Board solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the Annual Meeting, as set forth in this Proxy Statement. Stockholders are urged to read the material in this Proxy Statement carefully, specify their choice on each matter by marking the appropriate box on the enclosed Proxy Card and then sign, date, and return the card in the enclosed, stamped envelope.

Each proxy that is (a) executed properly; (b) received by us prior to or at the Annual Meeting; and (c) not properly revoked by the stockholder pursuant to the instructions below, will be voted in accordance with the directions specified on the proxy and otherwise, in accordance with the judgment of the persons designated therein as proxies. If no choice is specified and the proxy is properly signed and returned, the shares will be voted by the persons named as proxies in accordance with the recommendations of the Board contained in this Proxy Statement.

Our Board knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. In the event that other business properly comes before the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

Revocation of Proxies

Each stockholder giving a proxy has the power to revoke it at any time before the shares represented by that proxy are voted. Revocation of a proxy is effective when our Secretary receives either (i) an instrument revoking the proxy; or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

Subject to the terms and conditions set forth herein, all proxies received us will be effective, notwithstanding any transfer of the shares to which such proxies relate, unless at or prior to the Annual Meeting we receive a written notice of revocation signed by the person who, as of the Record Date, was the registered holder of such shares. The notice of revocation must indicate the certificate number(s) and number of shares to which such revocation relates and the aggregate number of shares represented by such certificate(s).

Quorum and Method of Tabulation

The presence, in person or by proxy, of thirty-three and one-third percent (33 1/3%) of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, the affirmative vote of a plurality of the votes is necessary to elect the two nominees as Directors of MTI, as set forth in Proposal No. 1. A quorum being present, the affirmative vote of the holders of a majority all outstanding shares of Common Stock entitled to vote thereon at the Annual Meeting is required for the approval of the reverse split of our issued Common Stock, as set forth in Proposal No. 2.

One or more inspectors of election appointed for the meeting will tabulate the votes cast in person or by proxy at the Annual Meeting, and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as “un-voted” for purposes of determining the approval of any matter submitted to stockholders for a vote. Therefore, abstentions will be the equivalent of “un-voted” for purposes of determining the approval of any matter submitted for a stockholder vote.

Many of our shares of Common Stock are held in “street name,” meaning that a depository, broker-dealer or other financial institution holds the shares in its name, but such shares are beneficially owned by another person. Generally, a street name holder must receive direction from the beneficial owner of the shares to vote on issues other than routine stockholder matters, such as the election of directors or ratification of auditors. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as shares that are present and entitled to vote for purposes of determining quorum, but as “un-voted” for purposes of determining the approval of any matter submitted to the stockholders for a vote. Therefore, broker non-votes will be the equivalent of “un-voted” for matters related to the approval of the reverse split of our issued Common Stock, as set forth in Proposal No. 2, and for the approval of any other actions.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders who share an address unless we have received instructions to the contrary. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request. Requests may be made by mail to: Mechanical Technology, Incorporated, ATTN: Investor Relations Department, 431 New Karner Road, Albany, New York 12205; by e-mail: contact@mechtech.com; or by telephone: (518) 533-2200. Any stockholder who would like to receive separate copies of the Proxy Statement and/or Annual Report to Stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household in the future, should contact their bank, broker, or other nominee record holder, or us directly at the address, e-mail address or phone number listed above.

Proxy Solicitation Expense

We anticipate engaging a paid proxy solicitor to assist with the solicitation of proxies for the Annual Meeting. In addition to solicitation by mailing of this Proxy Statement, our directors, officers, and employees, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile. We have retained Broadridge Financial Solutions, Inc. to request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. We do not anticipate that the costs and expenses incurred in connection with this proxy solicitation will materially exceed those normally expended for a proxy solicitation for non-routine matters to be voted on at an annual meeting of our stockholders.

Proposal No. 1

ELECTION OF DIRECTORS

We currently have six Directors of the Board. At the Annual Meeting, two Directors are to be elected to hold office until the expiration of their terms and until a qualified successor shall be elected, respectively. The Directors serve staggered terms.

Listed below are the two Directors nominated for election at the Annual Meeting.

Name	Position with the Company	Age	Director Since	Terms Expiring
Thomas J. Marusak	Director	57	2004	2008
E. Dennis O’Connor	Director	68	1993	2008

The Board has nominated Thomas J. Marusak and E. Dennis O’Connor to serve three-year terms, expiring in 2011. Thomas J. Marusak and E. Dennis O’Connor are each completing the final year of their three-year terms, each expiring on May 15, 2008, while Steven N. Fischer is completing his one-year term expiring on May 15, 2008. William P. Phelan is beginning his third year of a three-year term, expiring in 2009 and Peng K. Lim and Dr. Walter L. Robb are each beginning the second year of their three-year terms, expiring in 2010.

Vote Required for Approval

The affirmative vote of the plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting is required to elect the nominated Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ELECTION OF THE TWO NOMINEES LISTED ABOVE AS DIRECTORS OF THE COMPANY.

Information about Our Directors

Set forth below is certain information regarding the Directors of the Company, including those who have been nominated for election at the Annual Meeting.

Names	Age	Director Since
Terms Expiring 2008
Steven N. Fischer	64	2003
Thomas J. Marusak (2)	57	2004
E. Dennis O’Connor (1)(2)	68	1993

Terms Expiring 2009
William P. Phelan (1)	51	2004

Terms Expiring 2010
Peng K. Lim	45	2006
Dr. Walter L. Robb (1)(2)	79	1997

(1) Member of the Audit Committee

(2) Member of the Governance, Compensation, and Nominating Committee

Only Messrs. Marusak, O’Connor and Phelan, and Dr. Robb are independent directors, as “independence” is defined by the listing standards of The Nasdaq Stock Market Inc. and the Securities and Exchange Commission, or SEC.

Steven N. Fischer has served as our Chairman since December 2006 and has served as a director since 2003. Mr. Fisher also served as our Chief Executive Officer from September 2004 until December 2006. Mr. Fischer previously served as Chief Executive Officer of New York-based professional services firm UHY Advisors NY, Inc., formerly Urbach Kahn and Werlin Advisors Inc., and UKW P.C., a certified public accounting firm, from 1985 to December 2001 and as Chairman through July 2004. Mr. Fischer joined Urbach Kahn and Werlin P.C. in 1971. Mr. Fischer holds a J.D. degree from New York University, a B.B.A. degree from the City College of New York, and is a Certified Public Accountant.

Peng K. Lim has served as our Chief Executive Officer since December 2006. Between May 2006 and December 2006, Mr. Lim served as the President and Chief Executive Officer of MTI Micro. From July 2005 to April 2006, Mr. Lim served on numerous boards of private and public companies. From 2001 to 2005, Mr. Lim served as the President and Chief Executive Officer of

Tapwave, Inc., a handheld and entertainment platform company. Mr. Lim served as Vice President, Worldwide Product Development of Palm, Inc., a handheld and wireless computer company, from April 1999 until May 2001. Mr. Lim served as Vice President of Engineering of Fujitsu Personal Systems, a pen-based and wireless computer company and a wholly-owned subsidiary of Fujitsu Limited, from June 1997 until March 1999. From July 1996 to June 1997, Mr. Lim was an Engineering Platform Director for Texas Instruments, a semiconductor company. Mr. Lim holds a B.S. and an M.S. in Electrical Engineering from University of Windsor (Ontario, Canada) and a Master of Engineering Management from Northwestern University. Mr. Lim is an alumnus of the Stanford Executive Program for Growing Companies at Stanford University.

Thomas J. Marusak has served as a director since December 2004. Since 1986, Mr. Marusak has served as President of Comfortex Corporation, an internationally recognized manufacturer of window blinds and specialty shades. Mr. Marusak served with New York’s Capital Region Center for Economic Growth as Chairman of the Technology Council from June 2001 to July 2004 and Chairman of the Board of Directors from July 2004 until December 2005. Mr. Marusak has served as a director for the New York State Energy and Development Authority since September 1999. Mr. Marusak also represented the interests of small- and medium- sized manufacturing businesses of New York as a delegate at the White House in 1995. He was previously a member of the Advisory Board of Directors for Key Bank of New York from 1996 through 2004, and served on the Advisory Boards of Dynabil Industries Inc. and Clough Harbour Associates Technology Services Company of Albany from 2000 through 2005. Mr. Marusak received a B.S. in Engineering from Pennsylvania State University, and an M.S. in Engineering from Stanford University.

E. Dennis O’Connor has served as a director since 1993, and is a retired attorney specializing in intellectual property. From 1984 until his retirement in June 2000, Mr. O’Connor served as the Director of New Products and Technology for Masco Corporation, a diversified manufacturer of building, home improvement, and other specialty products for the home and family. Mr. O’Connor holds a J.D. degree from George Washington University and a B.S. in Mechanical Engineering from Notre Dame University.

William P. Phelan has served as a director since December 2004. Mr. Phelan is the co-founder and Chief Executive Officer of Bright Hub, Inc., a software company founded in 2006, which focuses on the development of online commerce for software. Since May 2004, Mr. Phelan has acted as Chairman and CEO of Chatham Capital Management, Inc. In May 1999, Mr. Phelan founded OneMade, Inc., an electronic commerce marketplace technology systems and tools provider. Mr. Phelan served as Chief Executive Officer of OneMade, Inc. from May 1999 to May 2004. OneMade, Inc. was sold to America Online in May 2003. Mr. Phelan also serves on the Board of Trustees, and Chairman of the Audit Committee, of the Paradigm mutual fund family. In addition, Mr. Phelan served as a member of the Board of Directors of Florists’ Transworld Delivery, the largest floral services organization in the world, from January 1995 through December 1999. He has also held numerous executive positions at Fleet Equity Partners, Cowen & Company, and UHY Advisors Inc., formerly Urbach Kahn & Werlin, PC. Mr. Phelan has a B.A. in Accounting and Finance from Siena College, an M.S. in Taxation from City College of New York, and is a Certified Public Accountant.

Dr. Walter L. Robb has served as a director since 1997. Dr. Robb has served as President of Vantage Management, Inc., a management consulting company, since 1993. Prior to that time, Dr. Robb served in various executive positions with General Electric Company. Dr. Robb served as Senior Vice President for Corporate Research and Development with General Electric from 1986 until his retirement in December 1992, directing the General Electric Research and Development Center, one of the world’s largest and most diversified industrial laboratories, while also serving on its Corporate Executive Council. Dr. Robb served on the Board of Directors of Plug Power Inc., from 1997 through October 2002, and currently serves on the board of directors of Celgene Corporation, a publicly held integrated biopharmaceutical company, and a number of privately held companies.

Proposal No. 2

APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK

General

The Board has unanimously approved and recommended to our stockholders that the Company effect a reverse split (the “Reverse Split”) of our issued Common Stock. The Reverse Split will automatically occur upon the filing of a Certificate of Amendment to our Certificate of Incorporation regarding the Reverse Split (the “Reverse Split Amendment”). The Reverse Split Amendment will be filed as soon as practicable after the stockholder approval of such amendment, and in no event later than 3 business days after the date of such approval.

The form of the Reverse Split Amendment is attached to this Proxy Statement as Appendix B. The following discussion is qualified in its entirety by the full text of the Reverse Split Amendment, which is hereby incorporated by reference.

Pursuant to the Reverse Split Amendment, as appropriate and depending upon market and other conditions, each eight issued shares of our Common Stock on the date of the Reverse Split will be automatically converted into one share of our Common Stock. The Reverse Split will not alter the number of shares of Common Stock authorized for issuance, but will simply reduce the number of shares of Common Stock issued.

By approving this proposal, stockholders will approve the amendment to our Restated Certificate of Incorporation reflecting the foregoing ratio. If the amendment to our Restated Certificate of Incorporation is approved, the Board will cause the Reverse Split Amendment to be filed with the New York Department of State. The Reverse Split will become effective upon such filing.

Purpose of the Proposed Reverse Split

Potential Flexibility in Raising Capital and Increased Investor Interest

As a result of the Reverse Split, there will be a reduction in the number of shares of Common Stock issued as well as an associated increase in the number of authorized shares available for future issuance. The increase in available shares could be used for any proper corporate purpose approved by the Board, including, among other purposes, future financing transactions.

The Board believes that the Reverse Split will provide increased flexibility to raise additional capital in the future. Among other things, the Reverse Split will make shares available for future activities that are consistent with our corporate strategy, including, without limitation, completing financings, establishing strategic relationships, and developing partnerships and processes in an effort to attain portable power source manufacturing readiness during 2008 and begin shipping portable power source products in the consumer market during 2009.

Additionally, the Board believes that a higher share price for our Common Stock may help generate investor interest in the Company. The current low price of our Common Stock may mean that it does not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Furthermore, various regulations and policies restrict the ability of stockholders to borrow against or “margin” low-priced stock and declines in the stock price below certain levels may trigger unexpected margin calls. Moreover, analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Finally, the Board believes that most investment funds are reluctant to invest in lower priced stocks. It should be noted that the liquidity of our Common Stock may be adversely affected by the Reverse Split, since fewer shares will be issued after the Reverse Split. However, the Board is hopeful that the anticipated higher market bid price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Continued Quotation on the Nasdaq Global Market

The Board believes that the Reverse Split is desirable because it will assist us in meeting the requirements for continued quotation on The Nasdaq Global Market by helping to raise the market bid price of our Common Stock. Our Common Stock is currently quoted on The Nasdaq Global Market. One of the key requirements for continued quotation on The Nasdaq Global Market is that our Common Stock maintain a minimum bid price of at least $1.00 per share. Our Common Stock currently does not meet the $1.00 per share minimum bid requirement. If the minimum bid price for our Common Stock has not increased to a minimum of $1.00 per share during a current 180-day grace period which expires on July 7, 2008, our Common Stock could be removed from quotation on The Nasdaq Global Market.

If MTI’s Common Stock is removed from quotation on The Nasdaq Global Market, the liquidity of our Common Stock could be reduced and coverage of us by security analysts and media could be reduced, which could result in lower prices for our Common Stock, increased spreads between the bid and asked prices for our Common Stock, and increased transaction costs inherent in trading such shares. Additionally, certain investors will not purchase securities that are not listed on a national exchange or quoted on The Nasdaq Stock Market, which could materially impair our ability to raise funds through the issuance of our Common Stock or other securities convertible into our Common Stock.

If the Reverse Split is authorized by the stockholders, the Board will implement the Reverse Split. The Board selected a split ratio intending to cause the per share trading price of the Common Stock to reach and maintain a level above $1.00 per share. In determining the appropriate split ratio, the Board considered, among other factors:

–	the market bid price of our Common Stock immediately prior to its determination of the split ratio;
–	the historical fluctuations or patterns in the trading price and volume of our Common Stock;
–	projections for our financial condition and results of operations in both the short-term and the long-term; and
–	other facts and circumstances the Board deemed relevant to increase the market bid price of our Common Stock above $1.00 per share.

The Board believes that the Reverse Split would initially help increase the market bid price of our Common Stock to at least $1.00 per share. However, the effect of a Reverse Split on the market bid price of our Common Stock cannot be predicted with any certainty, and the history of similar Reverse Splits for companies in similar circumstances is varied. There can be no assurance that:

–	the market bid price of our Common Stock would rise in proportion to the reduction in the number of shares of our Common Stock issued following the Reverse Split;
–

even if the Reverse Split succeeded in initially raising the market bid price of MTI’s Common Stock above $1.00 per share, the market bid price of our Common Stock would remain above $1.00 per share for any extended period of time;

–

even if we satisfied The Nasdaq Global Market’s minimum bid price maintenance standard, we would be able to continue to meet The Nasdaq Global Market’s other quantitative continued listing criteria; or

–	our Common Stock would not be delisted by The Nasdaq Global Market for other reasons.

Additionally, even though the Reverse Split, by itself, would not impact our assets or prospects, the Reverse Split could be followed by a decrease in the aggregate market value of our Common Stock. The market bid price of our Common Stock may also be based on other factors that may be unrelated to the number of shares issued, including our future performance.

Potential Assistance in Attracting and Retaining Employees

Lastly, the Board believes that a higher per share market price for our Common Stock may help us attract and retain employees. The Board believes that some potential employees are less likely to work for a company with a low stock price, regardless of the company’s market capitalization. However, there can be no assurance that the market price of our Common Stock will increase after the Reverse Split or that if it does, increased market prices of our Common Stock will in fact enhance the Company’s ability to attract and retain employees.

Potential Effects of the Proposed Reverse Split

General

After the effective date, each holder of our Common Stock will own a reduced number of shares of our Common Stock. However, the Reverse Split will affect all of our holders of Common Stock uniformly and will not affect any stockholder’s percentage ownership interests in MTI or proportionate voting power, except to the extent that the Reverse Split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, each holder of our Common Stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder’s certificates will be entitled to receive a cash payment, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of Common Stock then held by the holder, and (ii) the average closing sale price of shares of our Common Stock for the 10 trading days immediately prior to the effective date or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days, in each case as officially reported by The Nasdaq Global Market.

Effect on Authorized and Issued Shares

We are currently authorized to issue a maximum of 75,000,000 shares of our Common Stock. As of the Record Date, there were 38,179,888 shares of Common Stock issued and outstanding. Although the number of authorized shares of Common Stock will not change as a result of the Reverse Split, the number of shares of our Common Stock will be reduced to a number that will be approximately equal to (i) the number of shares of Common Stock issued immediately prior to the effective date divided by (ii) eight.

The Reverse Split Amendment will not change the terms of our Common Stock. The shares of new Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the previously issued Common Stock. Because no fractional shares of new Common Stock will be issued, any stockholder who owns fewer than eight shares of Common Stock prior to the Reverse Split will cease to be a stockholder of MTI on the effective date. The Board does not anticipate that the Reverse Split will result in any material reduction in the number of holders of Common Stock. Each stockholder’s percentage ownership of the new Common Stock will not be altered except for the effect of eliminating fractional shares. The Common Stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. The Reverse Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will continue to be subject to the periodic reporting requirements of the Exchange Act.

Following the effective date, it is not anticipated that our financial condition, the percentage ownership of management, the number of stockholders, or any aspect of our business would materially change as a direct result of the Reverse Split.

Potential Odd Lots

If approved, the Reverse Split will result in some stockholders holding less than 100 shares of Common Stock and as a consequence may incur greater costs associated with selling such shares. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis than the cost of transactions in even multiples of 100 shares.

Accounting Matters

The Reverse Split will not affect the par value of our Common Stock. As a result, on the effective date of the Reverse Split, the stated capital on our balance sheet attributable to the Common Stock will be reduced in proportion to the fraction by which the number of shares of Common Stock are reduced, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be retroactively increased for each period because there will be fewer shares of MTI’s Common Stock issued.

Potential Anti-Takeover Effect

While the Board believes it advisable to authorize and approve the Reverse Split for the reasons set forth above, the Board is aware that the increase in the number of authorized but unissued shares of Common Stock may have a potential anti-takeover effect. Our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders, seeking to control us. The Reverse Split is not being recommended by the Board as part of an anti-takeover strategy.

Options and Warrants

On the effective date, all outstanding options and warrants will be adjusted to reflect the Reverse Split. The number of shares of Common Stock that the holders of outstanding options and warrants may purchase upon exercise of their options and warrants will decrease, and the exercise prices of such options and warrants will increase, in proportion to the fraction by which the number of shares of Common Stock underlying such options and warrants are reduced as a result of the Reverse Split, resulting in the same aggregate price being required to be paid as would have been paid immediately preceding the Reverse Split. The number of shares reserved for issuance pursuant to our stock option plans will be reduced in proportion to the fraction by which the numbers of shares of Common Stock underlying such options are reduced as a result of the Reverse Split.

Increase of Shares of Common Stock Available for Future Issuance

Because our authorized Common Stock will not be reduced, the overall effect of the Reverse Split will be an increase in our authorized but unissued shares of Common Stock. These shares may be issued by our Board in its discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of Common Stock.

Summary Table

The following table shows the effects of, for illustration purposes only, a one-for-eight Reverse Split, without giving effect to any adjustments for fractional shares, on our authorized and outstanding shares of Common Stock, shares of Common Stock reserved for issuance upon exercise of outstanding options, shares of Common Stock reserved for issuance upon exercise of outstanding warrants, shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Company’s stock option plans and authorized but unissued and unreserved shares of Common Stock. Upon authorization by our stockholders, the Board will authorize a Reverse Split of one-for-eight shown below. The information presented below is as of December 31, 2007, and assumes no changes between December 31, 2007 and the effective date.

Class of Security	Prior to the Reverse Split	Following the Reverse Split
Authorized Common Stock	75,000,000	75,000,000
Issued and outstanding Common Stock	38,179,888	4,772,486
Common Stock issuable upon exercise of outstanding options	6,213,566	776,696
Common Stock issuable upon exercise of outstanding warrants	3,027,778	378,472
Common Stock reserved for issuance upon exercise of options available for future grant	1,265,733	158,217
Common Stock authorized but unissued and unreserved	26,313,035	68,914,129

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

If the Reverse Split is approved by our stockholders, the Reverse Split will become effective on the date of approval of the Reverse Split Amendment by the Secretary of State of the State of New York. Upon the effective date, all the old Common Stock will be converted into new Common Stock as set forth in the amendment.

As soon as practicable after the effective date, stockholders will be notified that the Reverse Split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “Exchange Agent.” Holders of pre-Reverse Split shares will be asked to surrender to the Exchange Agent certificates representing pre-Reverse Split shares in exchange for certificates representing post-Reverse Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Stockholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the final ratio for the Reverse Split. Beginning on the effective date, each certificate representing pre-Reverse Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares.

Effective Date

The Reverse Split will take effect on the date after the Reverse Split Amendment is approved by our stockholders and we file the Reverse Split Amendment with the New York Department of State. A quorum being present, the affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote thereon at the Annual Meeting is required for approval of the proposed reverse stock split

Registration and Stock Trading

Our Common Stock is currently registered under the Exchange Act, and is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of our Common Stock under the Exchange Act.

If the Reverse Split is implemented, our Common Stock will continue to be reported on Nasdaq under the symbol “MKTY” (although the letter “d” will be added to the end of the trading symbol for a period of 20 trading days from the effective date of the Reverse Split to indicate that the Reverse Split has occurred).

Fractional Shares

We will not issue fractional certificates for post-Reverse Split shares in connection with the Reverse Split. In lieu of issuing fractional shares, each holder of Common Stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder’s certificates will be entitled to receive a cash payment, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of Common Stock then held by the holder; and (ii) the average closing sale price of shares of Common Stock for the 10 trading days immediately prior to the effective date or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days, in each case as officially reported by The Nasdaq Global Market. As a result, any stockholder who owns fewer than eight shares of Common Stock prior to the Reverse Split will cease to be our stockholder on the effective date.

No Dissenter’s or Appraisal Rights

Under the New York Business Corporation Law, the our stockholders are not entitled to dissenter’s or appraisal rights with respect to the MTI’s proposed amendment to our Restated Certificate of Incorporation to effect the Reverse Split and we will not independently provide our stockholders with any such rights.

Federal Income Tax Consequences

The following is a summary of material federal income tax consequences of the proposed Reverse Split. The following discussion is based on current federal tax law, and does not purport to be a complete discussion of relevant tax consequences. STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE PROPOSED REVERSE SPLIT ON THEIR INDIVIDUAL TAX STATUS.

1.	The Reverse Split will not be a taxable transaction to MTI.
2.	A stockholder will not recognize any gain or loss as a result of the Reverse Split.

3.

The aggregate tax basis of a stockholder’s post-Reverse Split stock will equal the aggregate tax basis of the stockholder’s shares of pre-Reverse Split Common Stock. The holding period of the post-Reverse Split stock generally will include the holding period of the stockholder’s pre-Reverse Split Common Stock, provided the pre-Reverse Split shares of Common Stock were capital assets in the hands of such stockholder.

Certain Risks Associated with the Reverse Split

If the Reverse Split is implemented, the resulting per-share price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of these investors, and consequently, the trading liquidity of our Common Stock may not improve.

While the Board believes that a higher stock price may help generate investor interest in our Common Stock, the Reverse Split may not result in a stock price that will attract institutional investors or investment funds or satisfy the investing guidelines of institutional investors or investment funds. A decline in the market price of our Common Stock after the Reverse Split may result in a greater percentage decline than would occur in the absence of the split. If the Reverse Split is implemented and the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of the split. The market price of our Common Stock is also based on the Company’s performance and other factors, which are unrelated to the number of shares of Common Stock issued.

Our total market capitalization immediately after the proposed Reverse Split may be lower than immediately before the proposed Reverse Split.

There are numerous factors and contingencies that could affect our stock price following the proposed Reverse Split, including the status of the market for our stock at the time, our reported results of operations in future periods, and general economic, market and industry conditions. Accordingly, the market price of our Common Stock may not be sustainable at the direct arithmetic result of the Reverse Split. If the market price of our Common Stock declines after the Reverse Split, our total market capitalization (the aggregate value of all of our Common Stock at the then existing market price) after the split will be lower than before the split.

The Reverse Split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

The Reverse Split may result in some stockholders owning “odd lots” of less than 100 shares of our Common Stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “board lots” of even multiples of 100 shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REVERSE SPLIT OF THE COMPANY’S COMMON STOCK.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board held fourteen meetings during 2007. All Directors attended at least 97% of all of the Board and Committee meetings that they were eligible to attend during 2007. The Board has no formal policy regarding attendance at the Annual Meeting; however, Directors are encouraged, but not required, to attend any meetings of our stockholders. All of our current Directors attended the 2007 Annual Meeting of Stockholders. The Board has established an Audit Committee and a Governance, Compensation, and Nominating Committee.

Audit Committee

The Audit Committee consists of Mr. Phelan (Chairman), Mr. O’Connor and Dr. Robb. The Board has determined that the current members of the Audit Committee are independent directors under the Nasdaq audit committee structure and membership requirements.

The Audit Committee met five times during 2007, and each member attended all of the meetings during the period in which such person served on the Audit Committee. The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee, which was adopted by the Board of the Company and is published in the Investor Relations/Corporate Governance section of our website at www.mechtech.com. The Committee, among other matters, is responsible for the annual appointment of the independent registered public accountants as MTI’s auditors, and reviews the arrangements for and the results of the auditors’ examination of our books and records, auditors’ compensation, internal accounting control procedures, and activities. The Audit Committee also reviews our accounting policies, control systems and compliance activities and reviews the charter of the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board (the “Committee”) is currently composed of three directors, each of whom is an “independent director” as defined under Rule 4200 (a)(15) of the Nasdaq Stock Market Inc. Marketplace Rules and the applicable rules of the SEC. In addition, the Board has made a determination that Mr. Phelan qualifies as an “audit committee financial expert” as defined in Section 407 of the Sarbanes-Oxley Act of 2002. Mr. Phelan’s designation by the Board as an “audit committee financial expert” is not intended to be a representation that he is an expert for any purpose as a result of such designation, nor is it intended to impose on him any duties, obligations, or liability greater than the duties, obligations or liability imposed on him as a member of the Audit Committee and the Board in the absence of such designation.

In accordance with the Committee’s charter, available on our website at www.mechtech.com, our management has the primary responsibility for the financial statements and the financial reporting process, including maintaining an adequate system of internal controls over financial reporting. Our independent registered public accountants, PricewaterhouseCoopers LLP (“PwC”), report directly to the Committee and are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. The Committee, among other matters, is responsible for appointing our independent registered public accountants, evaluating such independent registered public accountants’ qualifications, independence and performance, determining the compensation for such independent auditor, and pre-approval of all audit and non-audit services. Additionally, the Committee is responsible for oversight of our accounting and financial reporting processes and audits of our financial statements including the work of the independent auditor. The Committee reports to the Board with regard to:

–	the scope of the annual audit;
–	fees to be paid to the independent registered public accountants;
–	the performance of our independent registered public accountants;
–	compliance with accounting and financial policies and financial statement presentation; and
–	the procedures and policies relative to the adequacy of internal accounting controls.

The Committee reviewed and discussed with our management and PwC MTI’s 2007 quarterly consolidated financial statements and 2007 annual consolidated financial statements, including, management’s assessment of the effectiveness of our internal control over financial reporting. Our management has represented to the Committee that MTI’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Additionally, the Committee has discussed with PwC any matters required to be discussed under Statement on Auditing Standards No. 61 Communication with Audit Committees, which include, among other items, matters related to the conduct of the audit of our annual consolidated financial statements. The Committee has also discussed the critical accounting policies used in the preparation of our annual consolidated financial statements, alternative treatments of financial information within generally accepted accounting principles that PwC discussed with management, the ramifications of using such alternative treatments and other written communications between PwC and management.

PwC has provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, and the Committee discussed with PwC that firm’s independence. The Committee has also concluded that PwC’s performance of non-audit services is compatible with PwC’s independence.

The Committee also discussed with PwC their overall scope and plans for its audit and has met with PwC, with and without management present, to discuss the results of its audit and the overall quality of our financial reporting. The Committee also discussed with PwC whether there were any audit problems or difficulties, and management’s response.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007. This report is provided by the following independent directors, who constitute the Committee.

Audit Committee:
Mr. William P. Phelan (Chairman)
Mr. E. Dennis O’Connor
Dr. Walter L. Robb

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A representative from PwC is expected to be present at the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions from stockholders.

Accounting Fees

Aggregate fees for professional services rendered by our principal auditor, PwC, for the years ended December 31, 2007 and 2006 are as follows (1):

	Year Ended	Year Ended
	December 31,	December 31,
	2007	2006
Audit Fees	$184,695	$348,089
Audit Related Fees	—	—
Tax Fees	44,080	48,970
All Other Fees	—	—
Total	$228,775	$397,059

(1) The aggregate amounts included in Audit Fees are classified by the related fiscal periods for the audit of our annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed during those fiscal periods.

Audit Fees

The Audit Fees billed for the fiscal years ended December 31, 2007 and 2006, respectively, were for professional services rendered for the audits of our consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Q, implementation of FIN 48 in 2007 and for services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit Related Fees

The Audit Related Fees billed during the fiscal years ended December 31, 2007 and 2006, respectively, were for assurance and related services related to consultations concerning financial accounting and reporting standards. There were no fees billed for audit related services in 2007 or 2006.

Tax Fees

The Tax Fees billed during the fiscal years ended December 31, 2007 and 2006, respectively, were for services related to tax compliance, including the preparation of tax returns and claims for refunds; and tax planning and tax advice, including assistance with and representation in tax audits and advice related to proposed transactions.

All Other Fees

None.

The Audit Committee has considered whether the provision of the non-audit services above is compatible with maintaining the auditors’ independence, and has concluded that it is.

Audit Committee Pre-Approval Policies and Procedures

Pursuant to Section 202(a) of the Sarbanes-Oxley Act, the Audit Committee has adopted the following policies and procedures under which frequently utilized audit and non-audit services are pre-approved by the Audit Committee and the authority to authorize the independent registered public accountants to perform such services is delegated to a single committee member or executive officer.

a) Annual audit, quarterly review and annual tax return services will be pre-approved upon review and acceptance of the tax and audit engagement letters submitted by the independent registered public accountants to the Audit Committee.

b) Additional audit and non-audit services related to the resolution of accounting issues or the adoption of new accounting standards, audits by tax authorities or reviews of public filings by the SEC must be pre-approved by the Audit Committee and the authority to authorize the independent auditor to perform such services is delegated to the Chairman of the Audit Committee for fees up to $5,000, and for fees above $5,000 entire Committee approval is required.

c) Additional audit and non-audit services related to tax savings strategies, tax issues arising during the preparation of tax returns, tax estimates and tax code interpretations must be pre-approved by the Audit Committee and the authority to authorize the independent auditor to perform such services is delegated to the Chairman of the Audit Committee for fees up to $5,000, and for fees above $5,000 entire Committee approval is required.

d) Additional audit and non-audit services related to the tax and accounting treatments of proposed business transactions must be pre-approved by the Audit Committee and the authority to authorize the independent registered public accountants to perform such services is delegated to the Chairman of the Audit Committee for fees up to $5,000, and for fees above $5,000 entire Committee approval is required.

e) Quarterly and annually, a detailed analysis of audit and non-audit services will be provided to and reviewed with the Audit Committee.

All of the 2007 services described under the captions “Audit Fees” and “Tax Fees” were approved by the Audit Committee.

REPORT OF THE GOVERNANCE, COMPENSATION AND NOMINATING COMMITTEE

ON EXECUTIVE COMPENSATION

Our Board adopted a Governance, Compensation, and Nominating Committee charter, which is published in the Investor Relations/Corporate Governance section of our website at www.mechtech.com. The Governance, Compensation, and Nominating Committee consists of Mr. O’Connor (Chairman), Mr. Marusak and Dr. Robb, who are all “independent directors” as defined under Rule 4200(a)(15) of the Nasdaq Stock Market Inc. Marketplace Rules. Mr. O’Connor is Chairman of the Governance, Compensation, and Nominating Committee.

The role of the Governance, Compensation, and Nominating Committee is to assist the Board by 1) identifying, evaluating and recommending the nomination of Board members; 2) setting the compensation for our Chief Executive Officer and other senior executives; 3) establishing bonus and option pool amounts for other employees and performing other compensation oversight; 4) establishing Director compensation; 5) selecting and recommending Director candidates to the Board; 6) recommending improved governance of the Company to the Board; and 7) assisting the Board with other assigned tasks as needed.

In appraising potential Director candidates, the Governance, Compensation, and Nominating Committee focuses on desired characteristics and qualifications of candidates, and although there are no stated minimum requirements or qualifications, preferred characteristics include business savvy and experience, concern for the best interests of our stockholders, proven success in the application of skills relating to our areas of business activities, adequate availability to participate actively in the Board’s affairs, high levels of integrity and sensitivity to current business and corporate governance trends and legal requirements and that candidates meet the director independence standard of the Nasdaq Global Market System. The Governance, Compensation, and Nominating Committee has adopted a formal policy for the consideration of director candidates recommended by stockholders. Individuals recommended by stockholders are evaluated in the same manner as other potential candidates. A stockholder wishing to submit such a recommendation should forward it in writing to our Secretary at 431 New Karner Road, Albany, New York 12205. The mailing envelope should include a clear notation that the enclosure is a “Director Nominee Recommendation.” The recommending party should be identified as a stockholder and should provide a brief summary of the recommended candidate’s qualifications, taking into account the desired characteristics and qualifications considered for potential Board members mentioned above.

The Governance, Compensation, and Nominating Committee administers our executive compensation programs. This Committee is responsible for establishing the policies that govern base salaries, as well as short and long-term incentives for senior management. Within prescribed option grant ranges and vesting provisions, the Committee has delegated to our Chief Executive Officer and Chief Financial Officer authority to award stock option grants to non-executive personnel upon commencement of employment with us. The Committee considers recommendations made by our Chief Executive Officer and certain other executives when reaching its compensation decisions. The Governance, Compensation, and Nominating Committee met eight times during 2007.

Governance, Compensation, and Nominating Committee:
Mr. E. Dennis O’Connor (Chairman)
Mr. Thomas Marusak
Dr. Walter Robb

GOVERNANCE, COMPENSATION, AND NOMINATING COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

In 2007, the Governance, Compensation, and Nominating Committee consisted of Mr. O’Connor, Mr. Marusak and Dr. Robb, none of whom are employees of MTI. For information concerning the committee members’ relationship to us, see “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

In early 2007, we formalized the process by which we review and approve transactions in which we or one or more related persons participate. Although we have always had procedures in place, we strengthened our current procedures by adopting a written policy requiring that all related person transactions, be reported to our Chief Financial Officer and approved or ratified by the Governance, Compensation, and Nominating Committee of the Board of Directors. In completing our review of proposed related person transactions, the Governance, Compensation, and Nominating Committee considers the aggregate value of the transaction, whether the transaction was undertaken in the ordinary course of business, the nature of the relationships involved, and whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

We believe transactions among related parties are as fair to us as those obtainable from unaffiliated third parties. During our December 2006 capital raise, Sidney V. Gold, a stockholder in MTI Micro, purchased 5,000 units consisting of 500,000 shares of our Common Stock and warrants exercisable for five years to purchase an additional 250,000 shares of our Common Stock at an exercise price of $2.27 per share. The purchase price per unit was $180.00.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our Common Stock to file with the SEC initial reports of ownership of our Common Stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file such reports, all filing requirements of Section 16(a) were satisfied with respect to our most recent calendar year.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders who wish to communicate with the Board, or a particular Director, may send a letter to our Secretary at 431 New Karner Road, Albany, New York 12205. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or certain specified individual Directors. The Secretary will make copies of all such letters and circulate them to the appropriate Director or Directors.

CODE OF ETHICS

We have adopted a Code of Ethics for employees, officers and Directors. The Code of Ethics, as revised, was filed as Exhibit 14.1 to our Annual Report on Form 10-K for the year ended December 31, 2005. A copy may be obtained at no charge by written request to the attention of our Secretary at 431 New Karner Road, Albany, New York 12205. A copy of the Code of Ethics is also available on our website at www.mechtech.com.

EXECUTIVE OFFICERS

The executive officers of the registrant (all of whom serve at the pleasure of the Board), their ages, and the position or office held by each, are as follows:

Executive Officers	Age	Position or Office

Peng K. Lim	45	Chief Executive Officer
Cynthia A. Scheuer	46	Vice President, Chief Financial Officer and Secretary
Robert J. Kot	57	Vice President and General Manager, MTI Instruments, Inc.
James K. Prueitt	50	Vice President of Engineering and Operations, MTI MicroFuel Cells Inc.

Peng K. Lim has served as our Chief Executive Officer since December 2006. Between May 2006 and December 2006, Mr. Lim served as the President and Chief Executive Officer of MTI Micro. From July 2005 to April 2006, Mr. Lim served on numerous boards of private and public companies. From 2001 to 2005, Mr. Lim served as the President and Chief Executive Officer of Tapwave, Inc., a handheld and entertainment platform company. Mr. Lim served as Vice President, Worldwide Product Development of Palm, Inc., a handheld and wireless computer company, from April 1999 until May 2001. Mr. Lim served as Vice President of

Engineering of Fujitsu Personal Systems, a pen-based and wireless computer company and a wholly-owned subsidiary of Fujitsu Limited, from June 1997 until March 1999. From July 1996 to June 1997, Mr. Lim was an Engineering Platform Director for Texas Instruments, a semiconductor company. Mr. Lim holds a B.S. and an M.S. in Electrical Engineering from University of Windsor (Ontario, Canada) and a Master of Engineering Management from Northwestern University. Mr. Lim is an alumnus of the Stanford Executive Program for Growing Companies at Stanford University.

Cynthia A. Scheuer has served as our Vice President and Chief Financial Officer since November 1997 and as our Secretary since March 2005. From June 1983 to October 1997, Ms. Scheuer served as a Senior Business Assurance Manager at PricewaterhouseCoopers LLP where she was responsible for the planning and delivery of audit and financial consulting services to a diverse group of clients in manufacturing, high technology, retail, and government. Ms. Scheuer holds a B.A. in Accounting and Economics from Ohio Wesleyan University and is a Certified Public Accountant.

Robert J. Kot has served as a Vice President of MTI Instruments since March 2007 and has served as General Manager in that division since December 2005. Mr. Kot previously served as MTI Instruments’ Vice President of Marketing and Sales from August 2005 to December 2005. From June 2001 to July 2005, Mr. Kot served as Vice President of Sales for Sierra Monitor Corporation, a company with independent business units serving the industrial, building automation, and telecommunications industries. During 1998, Mr. Kot founded OnCuity, a software company that marketed advanced alarm management systems for the process controls, building, and security markets. Mr. Kot served as Chief Executive Officer of OnCuity from 1998 to 2001. Prior to that time, Mr. Kot served in various capacities with Honeywell, EMC Controls, Azonix, and several venture capital backed technology companies focused upon rapid growth within the process, measurement, and building automation markets.

James K. Prueitt has served as Vice President of Engineering and Operations of MTI Micro since November 2007 and served as MTI Micro’s Senior Director of Engineering between April 2006 and November 2007. Mr. Prueitt manages research and development, purchasing, quality, operations and program management. Prior to joining our company, Mr. Prueitt spent 20 years at Polaroid Corporation where he served most recently as Divisional Vice President of Hardware and Software research and development. Mr. Prueitt also holds an M.B.A. from the University of West Florida and an M.S. in Mechanical Engineering from the University of Kentucky.

Subject to any terms of any employment agreement with the Company (as further described in the Proxy Statement), each of the executive officers holds his or her respective office until the regular annual meeting of the Board following the Annual Meeting of Stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

EXECUTIVE COMPENSATION

Compensation Philosophy

The primary objectives of our compensation policies are to attract, retain, motivate, develop, and reward our management team for executing our strategic business plan thereby enhancing stockholder value, while recognizing and rewarding individual and company performance. These compensation policies include (i) an overall management compensation program that is competitive with national and regional companies of similar size or within our industry; and (ii) long-term incentive compensation in the form of stock-based compensation that will encourage management to continue to focus on stockholder return. Our executive compensation program ties a substantial portion of each executive’s overall compensation to key strategic, financial, and operational goals, including establishing and maintaining customer relationships, signing OEM agreements; meeting revenue targets and profit and expense targets; introducing new products; progressing products towards manufacturing; and improving operational efficiency.

We believe that potential equity ownership in our company is important to provide executive officers with incentives to build value for our stockholders. We believe that equity awards provide executives with a strong link to our short- and long-term performance, while creating an ownership culture to maintain the alignment of interests between our executives and our stockholders. When implemented responsibly, we also believe these equity incentives can function as a powerful executive retention tool.

Our Governance, Compensation, and Nominating Committee, consisting entirely of independent directors, administers our compensation plans and policies, including the establishment of policies that govern base salary as well as short- and long-term incentives for our executive management team.

Summary of Cash and Other Compensation

The following table sets forth the total compensation received for services rendered in all capacities to our company during the fiscal years ended December 31, 2006 and 2007 by our three “named executive officers,” namely our Chief Executive Officer and our other two most highly compensated executive officers during fiscal 2007.

SUMMARY COMPENSATION TABLE
						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)	($) (3)	($) (4)	($) (5)	($) (6)	($) (7)	Total ($)

Peng K. Lim, Chief Executive Officer (1)	2007	$300,000	$21,041	$67,000	$509,750	$120,000	$10,769	$1,028,560
	2006	196,154	38,959	—	610,448	60,000	143,243	1,048,804

Cynthia A. Scheuer, Vice President, Chief Financial Officer and Secretary	2007	210,000	—	(7,001)	92,485	10,500	8,400	314,384
	2006	207,500	20,000	10,447	116,310	—	8,300	362,557

James K. Prueitt, Vice President of Engineering and Operations, MTI MicroFuel Cells Inc.(2)	2007	184,975	—	—	54,645	—	46,909	286,529

(1)	Mr. Lim commenced employment as CEO of MTI Micro on May 8, 2006, becoming our CEO on December 1, 2006.
(2)	Mr. Prueitt did not become a named executive officer until 2007.
(3)

Mr. Lim received a $60,000 guaranteed bonus in 2007 at the conclusion of his first year of employment with the Company. The bonus amount for 2006 reflects the proportionate amount of his bonus accrued through December 31, 2006 and the amount for 2007 reflects the remainder of the bonus accrued and then paid in 2007.

(4)

Valuations based upon the dollar amount of stock awards recognized by the Company for financial statement reporting purposes pursuant to FAS 123R. During 2007, Ms. Scheuer forfeited a 5,000 restricted stock grant that did not vest, which resulted in compensation expense recovery of $10,493, and was awarded a 5,000 restricted stock grant that will vest upon successful completion of a financing objective by June 30, 2008, which resulted in compensation expense of $3,492.

(5)

Valuations based upon the dollar amount of option grants recognized for financial statement reporting purposes pursuant to FAS 123R with respect to 2006 and 2007. The assumptions we use in calculating these amounts are discussed in Note 13 to the financial statements on the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which accompany this Proxy Statement.

(6)

Mr. Lim received a $60,000 bonus in 2007 based upon successful completion of performance objectives, and the Company has accrued, as of December 31, 2007, a $120,000 bonus related to his successful completion of performance objectives established for 2007-2008. The Company has accrued for Ms. Scheuer, as of December 31, 2007, a $10,500 bonus related to successful completion of certain of her 2007-2008 performance objectives.

(7)	The following is a recap of the major categories included in ‘All Other Compensation’:

	2007 All Other Compensation

	401(k) Matching	Relocation	Other	Total - All Other Compensation

Peng K. Lim	$10,385	$—	$384	$10,769
Cynthia A. Scheuer	8,400	—	—	8,400
James K. Prueitt	6,240	40,669	—	46,909

Base Salary and Cash Incentives of the Chief Executive Officer

Mr. Lim joined our company during May 2006 as President and Chief Executive Officer of MTI Micro at an annual salary of $300,000, and was promoted to our Chief Executive Officer during December 2006, receiving no base salary change. During our annual Chief Executive Officer compensation review during 2007, we engaged Radford to review the compensation package of our Chief Executive Officer based upon competitive market data. After consideration of the analysis and information provided by and the recommendations from Radford, we determined that no base salary adjustment was required for Mr. Lim during 2007.

Mr. Lim participates in an annual cash incentive compensation plan with a bonus targeted at 40% of base salary as prescribed in his current employment agreement.

During May 2007, Mr. Lim was awarded his first year bonus payouts: a cash bonus of $60,000 in connection with his first year guaranteed bonus and a cash bonus of $60,000 in connection with the completion of performance objectives for his first year of employment as established during 2006 by our Board of Directors.

In concert with our milestones, we included the following objectives in Mr. Lim’s 2007-08 performance plan:

•	completion of low-power prototypes to Samsung;
•	introduction of the next generation of MTI Instruments’ precision instrumentation products;
•	addition of at least one OEM agreement for our low power platform;
•	at least a 15% increase in MTI Instruments annual revenue during fiscal year 2007 compared with fiscal year 2006; and
•	maintenance of key affiliate relationships, among other individual goals.

Although we have yet to certify that Mr. Lim has met these performance objectives for 2007, we accrued $120,000 in our financial statements at December 31, 2007 expecting that the Governance, Compensation, and Nominating Committee will approve this amount for Mr. Lim related to fiscal year 2007 milestones. Any future bonus compensation to Mr. Lim will be contingent solely upon the determination of the Governance, Compensation, and Nominating Committee that set objectives for Mr. Lim have been satisfied.

Base Salary and Cash Incentives of Other Named Executive Officers

We evaluated other named executive officer base salaries during 2007. We maintained current base salary levels for most of our named executive officers, but adjustments to the following executives’ base salaries were made to recognize either high performance or an increase in responsibility.

On October 8, 2007, James Prueitt was promoted to Vice President of Engineering and Operations at MTI Micro. Mr. Prueitt had received a base salary increase from $175,000 to $188,300 during April 2007 when he was appointed the acting leader of engineering and operations. We believed that Mr. Prueitt’s total compensation package required a greater emphasis on equity participation in congruence with compensation packages offered by other early stage technology companies. Thus, Mr. Prueitt’s base salary was not changed at his promotion date and he received additional equity incentive awards.

The base salary of Cynthia Scheuer, Vice President, Chief Financial Officer and Secretary, has not increased since April 2006 and remains at $210,000.

In addition to base salary compensation, we consider short-term cash incentives to be an important tool in motivating and rewarding near-term performance against established short-term goals. We do not utilize a specific formula, but executive management is eligible for cash awards contingent upon achievement of individual, financial, or company-wide performance criteria. The criteria are established to ensure that a reasonable portion of an executive’s total annual compensation is performance based.

We believe that the higher an executive’s level of responsibility, the greater the portion of that executive’s total earnings potential should be tied to the achievement of critical technological, operational and financial goals. Our Chief Executive Officer generally is eligible for annual cash incentive awards of up to 40% of his base salary, with other named executive officer eligibility between 5% and 10% of base salary. We believe this strategy places the desired proportionate level of risk and reward on performance by the Chief Executive Officer and other named executive officers.

During June 2007, our Board of Directors initiated individual executive cash incentive programs for Ms. Scheuer. Ms. Scheuer became eligible for a bonus of up to 10% of her annual base salary based upon achievement of certain operating expense and administrative goals to be achieved by May 2008. In connection with his promotion to Vice President, Mr. Prueitt became eligible for a bonus of 5% of his annual salary based upon certain commercial prototype technical advances to be achieved by May 2008.

While performance targets are established at levels that are intended to be achievable, we believe that we have structured these incentives so that maximum bonus payouts would require a substantial level of both individual and company performance.

Long-Term Equity Incentive Compensation

Equity awards typically take the form of stock option and restricted stock grants. Authority to make equity awards to executive officers rests with our Governance, Compensation, and Nominating Committee. In determining the size of awards for new or current executives, we consider the competitive market, strategic plan performance, contribution to future initiatives, benchmarking of comparative equity ownership for executives in comparable positions at similar companies, individual option history, recommendations of our Chief Executive Officer and our Chairman.

We generally base our criteria for performance-based equity awards on one or more of the following long-term measurements:

•	procurement and maintenance of OEM alliance/strategic agreements;
•	manufacturing readiness;
•	financing targets;
•	gross revenue and profit goals;
•	operating expense improvements; and
•	product launches, new product introductions or improvements to existing products or product-intent prototypes.

These performance measurements support various initiatives identified by our Board of Directors as critical to our future success, and are either expressed as absolute in terms of success or failure, or will be measured in more qualitative terms.

The timing of all equity awards for our Chief Executive Officer and our Chief Financial Officer in the past have generally coincided with either employment anniversary dates or the annual meeting dates. Other executive officer equity awards have occurred in conjunction with completion or assignment of objectives, promotions, commencement of employment, or coincide with our annual meeting date. We do not time option grants to our executives in coordination with the release of material non-public information, nor do we impose any equity ownership guidelines on our executives.

The following table sets forth certain information regarding the options held and value of each such officer’s unexercised options as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2007
	Option Awards						Stock Awards
Name	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)
P. Lim	162,500	—		—	$4.43	5/7/2013	—	$—
	121,875	203,125	(1)	—	4.43	5/7/2013	—	—
	—	—		162,500	4.43	5/7/2013	—	—
	70,000	—		—	1.34	6/17/2014	—	—
	—	227,500	(6)	—	1.34	6/17/2014	—	—
	52,500	—		—	1.34	6/17/2014	—	—
	—	—		100,000	1.34	6/17/2014	—	—

C. Scheuer	28,750	—		—	1.76	12/17/2008	—	—
	20,000	—		—	2.88	12/14/2010	—	—
	25,000	—		—	1.91	3/31/2013	—	—
	5,000	—		—	6.17	6/19/2010	—	—
	15,000	—		—	6.17	3/29/2010	—	—
	60,000	—		—	6.17	6/22/2014	—	—
	40,000	—		—	2.49	8/17/2015	—	—
	5,000	—		—	2.80	7/16/2012	—	—
	8,333	—		—	2.80	3/31/2013	—	—
	20,416	14,584	(2)	—	4.05	5/17/2013	—	—
	26,250	—		—	1.34	6/17/2014	—	—
	—	48,750	(5)	—	1.34	6/17/2014	—	—
	—	—		—	—	—	5,000	3,750

J. Prueitt	17,500	17,500	(3)	—	1.34	3/16/2014	—	—
	—	—		50,000	1.23	10/7/2014	—	—
	—	150,000	(6)	—	1.23	10/7/2014	—	—
	—	—		15,000	4.38	4/18/2016	—	—
	6,250	18,750	(4)	—	4.38	4/18/2016	—	—

(1)	The options vest at a rate of 6.25% per quarter, becoming fully exercisable on May 8, 2010.
(2)	The options vest at a rate of 8.33% per quarter, becoming fully exercisable on February 18, 2009.
(3)	The options vested 50% immediately on the grant date, with the remaining options vesting at a rate of 25% annually, becoming fully exercisable on March 17, 2009.
(4)	The options vest at a rate of 25% annually, becoming fully exercisable on April 19, 2010.
(5)	The options vest at a rate of 6.25% per quarter, starting January 1, 2008, becoming fully exercisable on October 1, 2011.
(6)

The options vest at a rate of 25% at the first anniversary of the grants date and 6.25% on each quarterly anniversary thereafter, becoming fully exercisable on October 8, 2011 unless performance targets for accelerated vesting of this grant are achieved.

Equity Awards to Officers

Equity Awards of the Chief Executive Officer

During June 2007, we awarded Mr. Lim the following:

•	50,000 shares of restricted stock that vested immediately;
•	options to purchase 70,000 shares of Common Stock that vested immediately;
•

options to purchase 52,500 shares of Common Stock that will vest upon achievement of all of our 2007 publicly disclosed milestones, as well as maintenance of existing relationships with our strategic alliance partners;

•

options to purchase 100,000 shares of Common Stock that will vest upon attainment of our financing goal during 2008, and if such goals are not achieved by June 30, 2008, the options will be cancelled; and

•	options to purchase 227,500 shares of Common Stock that vest will quarterly over a four-year period, with the first vesting event on January 1, 2008.
•

All stock options awarded to Mr. Lim during 2007 have a seven-year term.

Equity Awards of Other Named Executive Officers

During October 2007, in recognition of his promotion to Vice President of Engineering and Operations, Mr. Prueitt was awarded the following performance-based stock options:

•

options to purchase 50,000 shares of Common Stock options that will vest upon attainment of a commercialization shipment volume goal to be achieved by March 31, 2010, and if the goals are not met, the options will be cancelled; and

•

options to purchase 150,000 shares of Common Stock that will vest 25% on the first anniversary of the grant date and 6.25% on each quarterly anniversary thereafter; this grant will accelerate vest upon the achievement of a specific unit shipment target.

During March 2007, as part of a non-executive retention initiative following suspension of our high power program, Mr. Prueitt was granted options to purchase 35,000 shares of Common Stock that vest as follows: 17,500 vested immediately; while 8,750 will vest during each of March 2008 and March 2009.

The awards to Mr. Prueitt reflect his performance and increasing responsibility through the year, as well as our expectations of future performance and retention needs for early stage organizations where significant equity awards take the place of cash compensation.

During June 2007, Ms. Scheuer was awarded the following:

•	options to purchase 15,000 shares of Common Stock that vested immediately;
•

options to purchase 11,250 shares of Common Stock that will vest upon achievement of all our 2007 publicly disclosed milestones, as well as maintenance of existing relationships with our strategic alliance partners; and

•	options to purchase 48,750 shares of Common Stock that will vest quarterly over a four-year period, with the first vesting event on January 1, 2008.

Concurrently, Ms. Scheuer was awarded 5,000 shares of restricted stock that will vest upon attainment of certain financing goals during 2008. If such goals are not achieved by June 30, 2008, the stock will be forfeited. On July 31, 2007, Ms. Scheuer forfeited a separate award of 5,000 shares of restricted stock, which would have vested upon achievement of certain financing goals by that date.

We believe the size of the awards to Ms. Scheuer is appropriate and necessary to retain and motivate her to meet these challenging but obtainable short and longer term objectives.

All 2007 option grants to Mr. Prueitt and Ms. Scheuer have a seven-year term.

MTI Equity Incentive Plans

As of December 31, 2007, we have three equity compensation plans: 1) 1996 Stock Incentive Plan; 2) 1999 Employee Stock Incentive Plan; and 3) 2006 Equity Incentive Plan. The Governance, Compensation, and Nominating Committee administers all equity compensation plans, and has the authority to determine the terms and conditions of the awards granted under the 1996 Stock Incentive Plan and the 1999 Employee Stock Incentive Plan.

1996 Stock Incentive Plan

The 1996 Stock Incentive Plan, or 1996 Plan, was approved by our stockholders during December 1996. Under the 1996 Plan, our Board of Directors was authorized to award stock options, stock appreciation rights, restricted stock, and other stock-based incentives to our officers, employees and others. As of December 31, 2007, there were 1,329,617 options outstanding under the 1996 Plan, of which 1,243,554 were exercisable with an additional 240,892 shares reserved for future grants.

1999 Employee Stock Incentive Plan

The 1999 Employee Stock Incentive Plan, or 1999 Plan, was approved by our stockholders during March 1999. Under the 1999 Plan, our Board of Directors is authorized to award stock options and restricted stock to our officers, employees and others. The 1999 Plan expires on March 18, 2009. As of December 31, 2007, options to purchase 3,633,449 shares of our Common Stock were outstanding under the 1999 Plan, of which 2,976,878 were exercisable with an additional 330,341 shares reserved for future grants.

Options issued under both the 1996 Plan and 1999 Plan terminate between seven and ten years after the date of grant. Stock option grants or restricted stock awards under these plans can be issued to vest immediately, vest over a certain period, vest based upon successful completion of a performance measure specified by our Governance, Compensation, and Nominating Committee, or a prescribed combination of performance and time vesting (i.e. a time vesting option accelerated by achievement of a performance objective or a performance vesting option that will vest at a certain date in the future).

The 1996 Plan and 1999 Plan provide that in the event of a change of control all unexercised and outstanding options and restricted stock shall become fully vested and exercisable as of the date of the change of control, provided the optionee is employed by us at the date of the change. This is commonly referred to as a single trigger acceleration of option vesting.

2006 Equity Incentive Plan

The 2006 Equity Incentive Plan, or 2006 Plan, was approved by our stockholders during May 2006. Up to 2,000,000 shares of our Common Stock may be issued under the 2006 Plan to our employees, officers, directors, consultants and advisors. As of December 31, 2007, 1,255,500 options to purchase our Common Stock were outstanding under the 2006 Plan, of which 408,416 were exercisable with an additional 694,500 shares reserved for future grants.

The 2006 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards.

Our Governance, Compensation, and Nominating Committee selects the recipients of awards and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options (which may not be less than 100% of fair market value of the Common Stock), (iii) the duration of options (which may not exceed seven years), and (iv) the number of shares of Common Stock subject to any stock appreciation rights, restricted stock award, restricted stock unit award or other stock-based awards and the terms and conditions of such awards, including conditions for forfeiture, repurchase, issue price and repurchase price, if any.

Upon a “Substantial Corporate Change,” as such term is defined in the 2006 Plan, the 2006 Plan and any unexercised or forfeitable awards will terminate unless either (i) an award agreement with a participant provides otherwise or (ii) provision is made in writing in connection with such transaction for the assumption or continuation of outstanding awards, or the substitution for such awards with awards covering the stock or securities of a successor employer entity, or a parent or subsidiary of such successor. If an award would otherwise terminate under the preceding sentence, we will either provide that optionees or holders of stock appreciation rights or other exercisable awards will have the right, at such time before the completion of the transaction causing such termination as we reasonably designate, to exercise any unexercised portions of the options or stock appreciation rights or other exercisable awards, including portions of such awards not already exercisable, or for any awards including the foregoing, cause us, or agree to allow the successor, to cancel each award after payment to the participant of an amount, if any, in cash, cash equivalents, or successor equity interests substantially equal to the fair market value of the consideration (as valued by the administrator) paid for our shares, under the transaction minus, for options and stock appreciation rights or other exercisable awards, the exercise price for the shares covered by such awards (and, for any awards, where we determine it is appropriate, any required tax withholdings), and with such allocation among cash, cash equivalents, and successor equity interests as we determine or approve.

Perquisites and Other Benefits

Our executive officers are eligible to participate in similar benefit plans available to all our other employees including medical, dental, vision, group life, disability, accidental death and dismemberment, paid time off, and 401(k) plan benefits. In addition, we pay 100% of Mr. Lim’s group term life insurance premiums, representing an additional cost in 2007 of $384.

We also maintain a standard directors and officers liability insurance policy with coverage similar to the coverage typically provided by other small publicly held technology companies.

As prescribed in his employment agreement, Mr. Lim was reimbursed for his relocation, associated tax gross-ups and certain legal fees in connection with joining our company during 2006. These amounts totaled $133,063 in relocation, $16,637 in tax gross-ups and $10,000 in legal fees.

We reimbursed Mr. Prueitt his relocation costs and associated tax gross-ups in connection with joining our company during 2006. These amounts totaled $31,103 in relocation and $8,463 in tax gross-ups.

Severance, Change in Control and Non-Compete Agreements

Most of the our executive officers are entitled to receive severance payments equal to a specified number of months of base salary and benefits in the event their employment is terminated “without cause” or in Mr. Lim’s case, if he is terminated “without cause” or if he terminates his employment with us for “good reason.” Mr. Lim’s stock options are also subject to acceleration or a continuation of vesting should we terminate his employment without cause or if he terminates his employment with us for good reason.

A change in control will accelerate the vesting of outstanding stock options issued under the 1996 and 1999 Stock Incentive Plans; however options outstanding under the 2006 Equity Plan will not automatically accelerate vesting unless provided in an employment agreement. See “Employment Agreements.”

We believe these severance and change in control arrangements are reasonable and mitigate some of the risk that exists for executives working in small technology companies by maintaining employee engagement and encouraging retention in an environment with substantial challenges and changes. This is especially true considering each executive officer has signed a Non-Competition and Non-Solicitation Agreement limiting future opportunities in the event the executive’s employment is terminated for any reason. These agreements specify that the executive will not compete with our businesses for a period of one year following such termination.

Employment Agreements

Peng K. Lim

We entered into an employment agreement Mr. Lim effective May 8, 2006, that provides he will serve as the President and Chief Executive Officer of MTI Micro for an initial term of two years at an annual salary of $300,000. In December 2006, Mr. Lim was promoted to our Chief Executive Officer, receiving no salary change. Following his initial term, the agreement will be automatically renewed for successive one year terms, subject to our right, or his right, not to renew the agreement upon at least ninety (90) days’ written notice prior to the expiration of the initial two year term or any one year renewal term thereafter. Mr. Lim participates in an annual cash incentive compensation plan with a bonus targeted at 40% of base salary as prescribed in his current employment agreement. During May 2007, Mr. Lim was awarded his first year bonus payouts: a cash bonus of $60,000 in connection with his first year guaranteed bonus and a cash bonus of $60,000 in connection with the completion of performance objectives for his first year of employment as established during 2006 by our Board of Directors. In concert with our milestones, we included the following objectives in Mr. Lim’s 2007-08 performance plan:

•	completion of low-power prototypes to Samsung;
•	introduction of the next generation of MTI Instruments’ precision instrumentation products;
•	addition of at least one OEM agreement for our low power platform;
•	at least a 15% increase in MTI Instruments annual revenue during fiscal year 2007 compared with fiscal year 2006; and
•	maintenance of key affiliate relationships, among other individual goals.

Although we have yet to certify that Mr. Lim has met these performance criteria for 2007, we accrued $120,000 in our consolidated financial statements at December 31, 2007 expecting that the Governance, Compensation, and Nominating Committee will approve this amount for Mr. Lim related to fiscal year 2007 milestones. Any future bonus compensation to Mr. Lim will be contingent solely upon the determination of the Governance, Compensation, and Nominating Committee that set objectives for Mr. Lim have been satisfied.

In connection with our hiring of Mr. Lim, we also granted to Mr. Lim options to purchase 650,000 shares of Common Stock at an exercise price of $4.43 that vest as follows: a) options to purchase 162,500 shares vested immediately; b) options to purchase 325,000 shares vest in equal quarterly amounts over a four-year period at the rate of 6.25% per quarter; and c) options to purchase 162,500 shares vest upon the earlier of the determination by our Board of Directors or a committee of the Board of Directors, that the performance milestones for the grant with respect to 2007 had been satisfied or December 31, 2008. All of such options will vest immediately upon a “change of control” as defined in the agreement.

The agreement also provides that if we terminate Mr. Lim’s employment without cause or if Mr. Lim terminates his employment for good reason he will receive 1) his accrued salary, business expenses, and earned bonus through the date of termination; 2) 100% of his regular base salary and target bonus (in monthly installments) for 12 months, and certain other benefits for one year from the date of termination; 3) the first year premium for converting his group life insurance coverage to an individual policy; and 4) continued vesting of his outstanding options at the rate described in the each respective option agreement (including the full acceleration of the vesting of the performance-based options) for one year from the date of termination, with continued exercisability for all vested options for 90 days following the period ending one year after the date of termination.

If Mr. Lim’s employment is terminated for “cause,” Mr. Lim will receive his accrued salary, business expenses, and earned bonus through the date of termination. If Mr. Lim’s employment is terminated by reason of death or disability, in addition to these accrued entitlements, Mr. Lim will receive a pro-rata bonus, continuation of vesting of outstanding time-based options for one additional quarter, vesting of performance-based options as of the date of termination (if such date is after September 30, 2008), and all vested options will remain exercisable for one year.

For purposes of this agreement, “cause” means gross misconduct, gross negligence, theft, dishonesty, fraud, or gross dereliction of duties; or indictment on any felony charge or misdemeanor charge involving theft, moral turpitude; or a violation of the federal securities laws whether or not related to his conduct at work. “Good reason” means our failure to renew the agreement at substantially equivalent or greater salary and target bonus; a significant diminution of Mr. Lim’s job title, responsibilities or reporting relationship; or relocation of the job to a location outside a 50 mile radius of MTI Micro’s office location on the commencement date.

Employment Agreements of other Named Executive Officers

We have employment agreements with our other named executive officers. Those employment agreements continue unless modified or terminated, with severance benefits where noted, provided employment terminations are without cause.

Our employment agreement with Ms. Scheuer provides her a current base annual salary of $210,000. If we terminate Ms. Scheuer’s employment without cause, she will continue to receive her base salary and benefits for a six-month period. During June 2007, our Board of Directors initiated an individual executive cash incentive program for Ms. Scheuer. Ms. Scheuer became eligible for a bonus of up to 10% of her annual base salary based upon achievement of certain operating expense and administrative goals to be achieved by May 2008.

Our employment agreement with Mr. Prueitt provides him a current base salary of $188,300. Mr. Prueitt had received a base salary increase from $175,000 to $188,300 during April 2007 when he was appointed the acting leader of engineering and operations. In connection with his promotion to Vice President, Mr. Prueitt became eligible for a bonus of 5% of his annual salary based upon certain commercial prototype technical advances to be achieved by May 2008. During his first two years with us, a period ending on April 18, 2008, Mr. Prueitt will receive three months of base salary and benefits as a severance benefit. During this period, if Mr. Prueitt’s employment is terminated within 90 days following a change in control of our company, he will receive his base salary and benefits for six months as a severance benefit.

Potential Payments upon Termination

The following table sets forth a breakdown of termination payments and the net realizable value of stock and stock options if the employment of any of our named executive officers had been terminated as of December 31, 2007. The information assumes a price of $0.75 per share of our Common Stock as December 31, 2007. Severance payments are made either on a salary continuation basis paid over the severance period or on a lump sum basis payable upon a fixed date subsequent to termination of employment.

				Health & Life	Intrinsic Value of
			Guaranteed	Insurance	Stock Options
Name	Severance Term	Salary	Bonus	Continuation	at Separation	Total

Peng K. Lim	One (1) year salary & benefits	$300,000	$120,000	$11,512	$—	$431,512
Cynthia A. Scheuer	Six (6) months salary & benefits	105,000	—	3,673	—	108,673
James K. Prueitt (1)	Three (3) months salary & benefits	47,075	—	2,696	—	49,771

(1)

Pursuant to Mr. Prueitt’s employment agreement, beginning April 19, 2006, for the first two (2) years of employment the company will provide three (3) months of severance pay in the event his employment is terminated without cause. During this period, if his employment terminates involuntarily and without cause within the first ninety (90) days following a change in control he will be entitled to six (6) months of severance.

Directors’ Compensation

On April 20, 2007, our Board of Directors adopted a new compensation plan for non-management directors that eliminated the quarterly cash retainer compensation of $12,000 per year, after reducing it from $16,000 per year, on March 13, 2007. Beginning in 2007, non-employee directors annually receive the following: 1) options to purchase 50,000 shares of our Common Stock, 2) the Chairman of the Audit Committee, the Chairman of the Governance, Compensation, and Nominating Committee and the Chairman of the Technical Committee of our MTI Micro subsidiary each receive additional options to purchase 7,500 shares of our Common Stock, and 3) members of the Audit Committee, the Governance, Compensation, and Nominating Committee and the Technical Committee of our MTI Micro subsidiary each receive additional options to purchase 5,000 shares of our Common Stock. Future compensation will be issued on an annual basis thereafter on the third Monday of each March. These options are priced based on the closing price of our Common Stock on The Nasdaq Global Market System on the date of grant, vest immediately and have a seven-year term. Each non-employee director is also reimbursed for reasonable travel and related expenses incurred on our behalf.

On March 12, 2008, the Board of Directors of the Company approved the deferral of the issuance of annual stock option compensation for the Company’s non-management directors until a later date in 2008. Under the Company’s current compensation plan for its non-management directors, annual option compensation was scheduled to be issued on March 17, 2008.

Mr. Fischer currently serves as Chairman of our Board of Directors. His current base salary is $100,000 annually, and he participates in all benefit programs typically offered to all other employees. On April 20, 2007, Mr. Fischer was granted by the Governance, Compensation, and Nominating Committee options to purchase 100,000 shares of Common Stock that immediately vested and options to purchase 50,000 shares of Common Stock that will vest upon attainment of certain financing goals during 2008. If such goals are not achieved by June 30, 2008, the grant will be forfeited. On July 31, 2007, Mr. Fischer forfeited a grant of 100,000 stock options that would have vested upon achievement of certain financing goals by that date.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2007
			All
	Fees Earned or	Option	Other
Name	Paid in Cash ($)	Awards ($) (1)	Compensation	Total ($)
Steven N. Fischer (2)	$100,000	$9,403	$4,000	$113,403
Thomas J. Marusak (3)	7,000	51,558	—	58,558
E. Dennis O’Connor (4)	7,000	53,706	—	60,706
William P. Phelan (5)	7,000	49,410	—	56,410
Dr. Walter Robb (6)	7,000	55,855	—	62,855

(1)

Valuations are based upon the dollar amount of option grants recognized for financial statement purposes pursuant to FAS 123R with respect to 2007. The assumptions and methodologies were utilized in calculating these amounts are discussed in Note 13 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which accompanies this proxy.

(2)

As of December 31, 2007, Mr. Fischer had 447,833 options outstanding and exercisable. During 2007, Mr. Fischer was paid $100,000 in wages, received $4,000 in 401(k) matching contributions related to his management position within the Company, forfeited 100,000 performance-based stock options that did not vest and was granted 100,000 performance-based stock options that will vest upon attainment of certain financing goals during 2008. If such goals are not achieved by June 30, 2008, the options will be forfeited.

(3)	As of December 31, 2007, Mr. Marusak had 129,167 options outstanding and exercisable.
(4)	As of December 31, 2007, Mr. O’Connor had 330,083 options outstanding and exercisable.
(5)	As of December 31, 2007, Mr. Phelan had 145,000 options outstanding and exercisable.
(6)	As of December 31, 2007, Dr. Robb had 326,833 options outstanding and exercisable.

ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 29, 2008 by each of our directors and named executive officers and all of our executive officers and directors as a group. We are not aware of any stockholders that beneficially own more than 5% of our Common Stock.

	Shares Beneficially Owned
Name and Address (1) of Beneficial Owner	Number (2)	Percent of Class
Steven N. Fischer (3)	660,333	1.71%
Robert J. Kot (4)	62,500	*
Peng K. Lim (5)	532,505	1.38%
Thomas J. Marusak (6)	136,167	*
E. Dennis O’Connor (7)	486,583	1.26%
William P. Phelan (8)	145,000	*
James K. Prueitt (9)	33,750	*
Dr. Walter L. Robb (10)	776,833	2.02%
Cynthia A. Scheuer (11)	298,462	*
All present directors and officers as a group (9 persons) (12)	3,132,133	7.76%

______________________

* Less than 1%.

(1)

Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned by the stockholder. The address of all listed stockholders is c/o Mechanical Technology, Incorporated, 431 New Karner Road, Albany, New York 12205.

(2)

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after February 29, 2008, through the exercise of any warrant, stock option or other right. The inclusion in this schedule of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options held by such person, which are exercisable within 60 days of February 29 2008, but excludes shares of Common Stock underlying options held by any other person. Percentage of beneficial ownership is based on 38,179,888 shares of Common Stock outstanding as of February 29, 2008.

(3)

Includes (a) 10,000 shares of Common Stock held by Mr. Fischer’s spouse, over which Mr. Fischer disclaims beneficial ownership, and (b) 447,833 shares of Common Stock issuable upon exercise of stock options.

(4)	Includes 62,500 shares of Common Stock issuable upon exercise of stock options.
(5)	Includes 441,405 shares of Common Stock issuable upon exercise of stock options.
(6)	Includes 129,167 shares of Common Stock issuable upon exercise of stock options.
(7)	Includes 330,083 shares of Common Stock issuable upon exercise of stock options.
(8)	Includes 145,000 shares of Common Stock issuable upon exercise of stock options.
(9)	Includes 23,750 shares of Common Stock issuable upon exercise of stock options.
(10)	Includes 326,833 shares of Common Stock issuable upon exercise of stock options.
(11)	Includes 259,712 shares of Common Stock issuable upon exercise of stock options.
(12)	Includes 2,166,283 shares of Common Stock issuable upon exercise of stock options.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report to Stockholders accompanies this Proxy Statement. Our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, will be promptly delivered to any stockholder upon written or oral request. Requests may be made by mail to: Mechanical Technology, Incorporated, ATTN: Investor Relations Department, 431 New Karner Road, Albany, New York 12205; by e-mail: contact@mechtech.com; or by telephone: (518) 533-2200.

STOCKHOLDER PROPOSALS

We did not receive any stockholder proposals for inclusion in this Proxy Statement.

In order to be included in proxy material for the 2009 Annual Meeting of Stockholders, stockholders’ proposed resolutions must be received by us at our offices, 431 New Karner Road, Albany, New York 12205 on or before December 24, 2008. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Secretary.

If a stockholder of MTI wishes to present a proposal before the 2009 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our Proxy Statement and Proxy Card, such stockholder must also give written notice to our Secretary at the address noted above. The Secretary must receive such notice by March 9, 2009.

If a stockholder fails to provide timely notice of a proposal to be presented at the 2009 Annual Meeting of Stockholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal.

OTHER MATTERS

We do not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, however, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons voting them.

By Order of the Board of Directors,

Cynthia A. Scheuer
Vice President, Chief Financial Officer and Secretary

Albany, New York

March 27, 2008

Appendix A—Proxy Card

2008 ANNUAL MEETING OF STOCKHOLDERS PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes any proxy heretofore given to vote such shares, and hereby ratifies and confirms all that said proxies may do by virtue hereof.

The undersigned hereby appoints Mr. Peng K. Lim and Ms. Cynthia A. Scheuer, or either of them, as proxies to vote all the stock of the undersigned with all the powers which the undersigned would possess if personally present at the Annual Meeting of the Stockholders of Mechanical Technology, Incorporated, to be held at our corporate headquarters located at 431 New Karner Road, Albany, New York 12205 at 10:00 a.m. EST on Thursday, May 15, 2008, or any adjournment thereof, as follows:

The Board of Directors recommends a vote FOR the following proposals:

1.	ELECTION OF DIRECTORS:

FOR THE TWO NOMINEES LISTED BELOW	_____	WITHHOLD AUTHORITY	____
(except as marked to the contrary below)		(to vote for all nominees listed below)

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW.

Three Year Term	Three Year Term
Thomas J. Marusak	E. Dennis O’Connor

2.	APPROVAL OF THE amendment to MTI’s Restated Certificate of Incorporation to effect a reverse split of our issued shares of Common Stock at a ratio of eight-for-one:

FOR	_____	AGAINST	_____	ABSTAIN	_____

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED BY THE PERSONS NAMED AS PROXIES, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, CONTAINED IN THIS PROXY STATEMENT.

Date, 2008	X

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

ATTENDANCE AT MEETING: NO _____ YES _____ NUMBER ATTENDING _____	Please provide Social Security Number or Tax Identification Number below:

Appendix B—Form of Amendment

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION

OF

MECHANICAL TECHNOLOGY, INCORPORATED

(Pursuant to Section 805 of the Business Corporation Law)

Mechanical Technology, Incorporated, a New York corporation (the “Corporation”), hereby certifies as follows:

1.	The current name of the Corporation is “Mechanical Technology, Incorporated.”

2.         The certificate of incorporation of Mechanical Technology, Incorporated was filed by the Department of State of the State of New York on October 4, 1961.

3.         The certificate of incorporation, as amended and restated, is hereby further amended by the addition of a new paragraph (set forth below) under Article 4 effecting a reverse split:

“Immediately upon the filing of this Certificate of Amendment with the Department of State of the State of New York, each eight (8) shares of the issued shares of the Corporation shall thereby and thereupon automatically be combined into one (1) validly issued, fully paid and non-assessable share of the Corporation (the “Reverse Split”). No scrip or fractional shares will be issued by reason of the Reverse Split. In lieu thereof, cash shall be distributed to each stockholder of the Corporation who would otherwise have been entitled to receipt of a fractional share and that the amount of cash to be distributed shall be based upon the average closing sale price of a share for the ten (10) trading days immediately prior to the effective date of this Certificate of Amendment, as reported on The Nasdaq Global Market The Corporation is currently authorized to issue 75,000,000 shares of Common Stock at $0.01 par value. Of the currently authorized 75,000,000 shares, 38,179,888 are issued and 26,313,035 are unissued. The 38,179,888 issued shares will be changed into 4,772,486 shares of Common Stock at a rate of eight (8) old shares for every one (1) new share. The 26,313,035 unissued shares will be changed into 68,914,129 shares of common stock with $0.01 par value. The number of authorized shares will remain unchanged.”

4.         This Amendment was duly adopted in accordance with Section 803 of the Business Corporation Law of the State of New York by the Board of Directors of the Corporation at a meeting of the Board of Directors of the Corporation and by affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote thereon at a meeting of the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed as of the ___th day of ______________, 2008, by its __________________, who hereby affirms and acknowledges, under penalty of perjury, that this Certificate is the act and deed of the Corporation and that the facts stated herein are true.

MECHANICAL TECHNOLOGY, INCORPORATED
By
Name
Title